Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road • P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports Third Quarter Net Income per Share of $1.87;
Operating Income per Share Increases 23% to a Record $1.68;
Combined Ratio Improves to 81.6% from 85.5%;
2007 Operating Income per Share Guidance Is Raised To a Range of $6.05 to $6.15
     WARREN, New Jersey, October 23, 2007 — The Chubb Corporation [NYSE: CB] today reported that net income in the third quarter of 2007 was $738 million or $1.87 per share, compared to $604 million or $1.43 per share in the third quarter of 2006.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased to $662 million from $579 million in the third quarter of 2006. Operating income per share increased 23% to a record $1.68 from $1.37.
     Total net written premiums for the third quarter declined 2% to $2.9 billion. Net written premiums for the insurance business were flat — down 3% in the U.S. and up 12% outside the U.S. (4% in local currencies). Net written premiums for the reinsurance assumed business declined 65%, reflecting the impact of the Chubb Re-Harbor Point transaction completed in December 2005.
     The third quarter combined loss and expense ratio was 81.6% in 2007, compared to 85.5% in 2006. Catastrophe losses accounted for 2.0 percentage points of the combined ratio in the third quarter of 2007 compared to 1.5 points in the third quarter of 2006. The expense ratio for the third quarter was 29.8% in 2007 and 28.6% in 2006.
     Property and casualty investment income after taxes for the third quarter increased 10% to $324 million in 2007 from $295 million in 2006.
     During the third quarter, Chubb repurchased 10,193,239 shares of its common stock at a total cost of $519 million. As of September 30, 2007, there were 7,926,122 shares of common stock available for repurchase under the current authorization.

Nine-Month Results
     For the first nine months of 2007, net income was $2.2 billion or $5.33 per share, compared with $1.9 billion or $4.43 per share for the first nine months of 2006. Operating income for the first nine months of 2007 totaled a record $1.9 billion or $4.81 per share, compared with $1.8 billion or $4.14 per share for the first nine months of 2006.
     Total net written premiums for the first nine months declined 2% to $8.9 billion. Net written premiums for the insurance business increased 1% — down 1% in the U.S. and up 8% outside the U.S. (2% in local currencies). Net written premiums for the reinsurance assumed business declined 70%.
     The combined loss and expense ratio for the first nine months was 82.6% in 2007, compared to 84.5% in 2006. The impact of catastrophes accounted for 2.8 percentage points of the combined ratio in the first nine months of 2007 compared to 1.4 points in the first nine months of 2006. The expense ratio for the first nine months was 29.9% in 2007 and 28.7% in 2006.
     Property and casualty investment income after taxes for the first nine months increased 9% to $942 million in 2007 from $862 million in 2006.
     During the first nine months, Chubb repurchased 31,919,816 shares of its common stock at a total cost of $1.7 billion.
Revised Guidance
     “Chubb’s record third quarter operating income reflects our continued emphasis on underwriting excellence, which resulted in a record-low combined ratio with outstanding profit contributions from each of our three business units,” said John D. Finnegan, Chairman, President and Chief Executive Officer.
     “Based on our outstanding results for the first nine months and outlook for the fourth quarter, we are increasing our 2007 calendar year operating income per share guidance to a range of $6.05 to $6.15 from the $5.70 to $6.10 range we provided in July,” said Mr. Finnegan.
     “This revised guidance continues to assume 4 percentage points of catastrophe losses for the year,” said Mr. Finnegan. “Since the impact of catastrophe losses in the first nine months was only 2.8 points, this implies 7.7 points of catastrophe losses in the fourth quarter, which is substantially higher than our historic fourth-quarter average. However, given the uncertain impact of the California wildfires, we decided to be conservative and maintain our catastrophe assumption for the year,” he said.

     “The strength of our operating performance is evidenced by the fact that despite the high level of assumed catastrophe losses, we are still projecting fourth-quarter operating income per share in the range of $1.24 to $1.34,” said Mr. Finnegan. The impact on operating income per share of each point of catastrophe losses in the fourth quarter is about five cents. Guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statement below.
Third Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums grew 7% in the third quarter to $977 million. CPI’s combined ratio for the quarter improved to 83.3% from 84.1% in the third quarter of 2006. Catastrophe losses for the quarter were 5.2 percentage points in 2007 and 4.1 points in 2006.
     Net written premiums for Homeowners grew 8%, and the combined ratio was 76.8%. Personal Automobile net written premiums declined 7%, and the combined ratio was 91.1%. Other Personal lines grew 22% and had a combined ratio of 99.0%.
     Chubb Commercial Insurance (CCI) net written premiums declined 3% in the third quarter to $1.2 billion. The combined ratio for the quarter improved to 84.4% in 2007 from 85.4% in 2006. Catastrophe losses accounted for 0.8 percentage points in the third quarter of 2007 and 0.7 points in the corresponding quarter of 2006.
     Average third quarter renewal rates in the U.S. were down 4% for CCI, which retained 84% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 0.8 to 1.
     Chubb Specialty Insurance (CSI) net written premiums declined 3% in the third quarter to $726 million. The combined ratio improved to 76.3% from 86.4% in the third quarter of 2006.
     Professional Liability (PL) net written premiums declined 4%, and the business had a combined ratio of 81.8%. Average third quarter renewal rates in the U.S. were down 6% for PL, which retained 88% of the U.S. premiums that came up for renewal. In the U.S., the ratio of new to lost business was 1.4 to 1.
     Surety net written premiums were up 3%, and the combined ratio was 30.8%.

Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s third quarter performance with investors and analysts today, October 23, at 5 P.M. Eastern Daylight Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery
(908) 903-2365

	Media:	Mark E. Greenberg
(908) 903-2682

Definitions of Key Terms
Operating Income
Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss)
Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax
Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost
Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities, which are carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio
The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding management’s 2007 operating income per share guidance and related assumptions. Forward looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have filed for bankruptcy or otherwise experienced deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, public companies relating to possible accounting irregularities, practices in the financial services industry and other corporate governance issues, including:
–	claims and litigation arising out of stock option “backdating,” “spring loading” and other stock option grant practices by public companies;

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry, in particular contingent commissions and loss mitigation and finite reinsurance arrangements, arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism and catastrophes;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general economic and market conditions including:
–	changes in interest rates, market credit spreads and the performance of the financial markets;

–	the effects of inflation;

–	uncertainty in the housing and mortgage markets and its impact on the broader financial markets;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically;

–	changes in the litigation environment; and
•	our ability to implement management’s strategic plans and initiatives.
     The Corporation assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

		Periods Ended September 30
	Third Quarter		Nine Months
	2007	2006	2007	2006
		(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,938	$2,994	$8,863	$9,000
Decrease (Increase) in Unearned Premiums	40	(20)	64	(37)

Premiums Earned	2,978	2,974	8,927	8,963

Losses and Loss Expenses	1,541	1,687	4,693	4,984
Operating Costs and Expenses	874	854	2,649	2,580
Increase in Deferred Policy Acquisition Costs	(11)	(11)	(64)	(40)
Dividends to Policyholders	5	8	13	23

Underwriting Income	569	436	1,636	1,416

Investments
Investment Income Before Expenses	413	375	1,201	1,100
Investment Expenses	8	5	25	24

Investment Income	405	370	1,176	1,076

Other Income (Charges)	(1)	—	3	6

Property and Casualty Income	973	806	2,815	2,498

CORPORATE AND OTHER	(43)	(13)	(108)	(67)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	930	793	2,707	2,431

Federal and Foreign Income Tax	268	214	763	678

CONSOLIDATED OPERATING INCOME	662	579	1,944	1,753

REALIZED INVESTMENT GAINS AFTER INCOME TAX	76	25	213	121

CONSOLIDATED NET INCOME	$738	$604	$2,157	$1,874

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$324	$295	$942	$862

		Periods Ended September 30
	Third Quarter		Nine Months
	2007	2006	2007	2006
OUTSTANDING SHARE DATA (in millions)
Average Common and Potentially Dilutive Shares	393.6	421.4	404.5	423.2
Actual Common Shares at End of Period	383.8	411.6	383.8	411.6

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.68	$1.37	$4.81	$4.14
Realized Investment Gains	.19	.06	.52	.29

Net Income	$1.87	$1.43	$5.33	$4.43

Effect of Catastrophes	$(.10)	$(.07)	$(.40)	$(.19)

	Sept. 30	Dec. 31	Sept. 30
	2007	2006	2006
BOOK VALUE PER COMMON SHARE	$37.12	$33.71	$32.95
BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	36.93	33.38	32.53
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2007	2006	2007	2006
Losses and Loss Expenses to Premiums Earned	51.8%	56.9%	52.7%	55.8%
Underwriting Expenses to Premiums Written	29.8	28.6	29.9	28.7

Combined Loss and Expense Ratio	81.6%	85.5%	82.6%	84.5%

Effect of Catastrophes on Combined Loss and Expense Ratio	2.0%	1.5%	2.8%	1.4%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED SEPTEMBER 30

	Third Quarter		Nine Months
	2007	2006	2007	2006
		(in millions)
Paid Losses and Loss Expenses	$1,369	$1,363	$4,148	$3,939
Increase in Unpaid Losses and Loss Expenses	172	324	545	1,045

Total Losses and Loss Expenses	$1,541	$1,687	$4,693	$4,984

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2007	2006	(Decrease)	2007	2006
	(in millions)
NINE MONTHS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$472	$511	(8)%	89.6%	89.6%
Homeowners	1,831	1,706	7	77.2	74.3
Other	489	422	16	95.3	95.3

Total Personal	2,792	2,639	6	82.6	80.8

Commercial Insurance
Multiple Peril	926	968	(4)	81.1	77.5
Casualty	1,300	1,303	—	95.1	94.7
Workers’ Compensation	686	694	(1)	76.0	81.3
Property and Marine	909	898	1	85.4	73.6

Total Commercial	3,821	3,863	(1)	85.9	83.2

Specialty Insurance
Professional Liability	1,893	1,942	(3)	83.7	92.8
Surety	257	225	14	31.5	45.1

Total Specialty	2,150	2,167	(1)	78.3	88.7

Total Insurance	8,763	8,669	1	83.0	84.0

Reinsurance Assumed	100	331	(70)	*	*

Total	$8,863	$9,000	(2)	82.6	84.5

QUARTERS ENDED SEPTEMBER 30

Personal Insurance
Automobile	$161	$174	(7)%	91.1%	93.1%
Homeowners	657	609	8	76.8	76.6
Other	159	130	22	99.0	102.8

Total Personal	977	913	7	83.3	84.1

Commercial Insurance
Multiple Peril	313	323	(3)	73.4	81.9
Casualty	403	408	(1)	98.4	97.3
Workers’ Compensation	205	222	(8)	79.4	81.2
Property and Marine	283	291	(3)	79.5	74.3

Total Commercial	1,204	1,244	(3)	84.4	85.4

Specialty Insurance
Professional Liability	647	671	(4)	81.8	91.0
Surety	79	77	3	30.8	39.5

Total Specialty	726	748	(3)	76.3	86.4

Total Insurance	2,907	2,905	—	82.1	85.3

Reinsurance Assumed	31	89	(65)	*	*

Total	$2,938	$2,994	(2)	81.6	85.5

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.